Exhibit 99.1

Gladstone Land’s Board of Directors Elects Caren D. Merrick

MCLEAN, VA, November 19, 2014 – Gladstone Land Corporation (NASDAQ: LAND) (the “Company”) announced today its board of directors elected Caren D. Merrick as a director to fill a vacancy in its Class of 2016. Ms. Merrick was also appointed a member of the Company’s Audit Committee, effective immediately. Ms. Merrick is an “independent director” within the meaning of NASDAQ Stock Market Marketplace Rule 5605(a)(2) and Section 10A of the Securities and Exchange Act of 1934, as amended. Because Ms. Merrick is filling a vacancy on the board for the remainder of a three-year term, Ms. Merrick’s initial term will expire on the date of the Company’s Annual Meeting of Stockholders in the year 2016.

Caren D. Merrick is the founder and current chief executive officer of Your Pocket Mentor, a mobile application and digital publishing company focused on leadership development and career advancement.  She is a partner with Bibury Partners, an investment and advisory firm that focuses on enterprise and consumer technology sectors. She is a board member of the Metropolitan Washington Airports Authority.

In the past, Ms. Merrick co-founded, and served as an executive vice president of, webMethods, Inc., a business-to-business enterprise software solution for Global 2000 companies that employed over 1,100 people worldwide. While at webMethods, Ms. Merrick co-founded and served as the president and chairman of the webMethods Foundation/118 Foundation, which provided financial grants to non-profits that help low income families in the areas of education, economic development, healthcare and housing in the greater Washington DC area and East Africa. Ms. Merrick has served on the board of directors of VisualCV, a venture-backed online resume and corporate talent management solution, Inova Healthcare Services, and the Northern Virginia Technology Council. Ms. Merrick has served previously as a member of the Technology Subgroup on the Virginia Governor’s Economic Development and Jobs Creation Commission. Ms. Merrick also was director of AOL.com for America Online, and was a consultant for Australia Post, a $5 billion government business enterprise that provides postal, retail and financial, logistics and fulfillment services across Australia.

Ms. Merrick is also a founding investor in Venture Philanthropy Partners, a philanthropic investment organization that mentors nonprofit leaders in growing programs to improve the lives of children from low income families in the National Capital Region. She has also served on the boards of several Washington, DC area charities, including Greater DC Cares, CharityWorks, the Fairfax Symphony and the Langley School. Ms. Merrick was named a 2011 Top 100 Technology Titan by Washingtonian Magazine. She is an active member of ARCS – Advancing Science in America - Achievement Awards for College Scientists. She currently serves on the Board of the Global Good Fund and the Women in Technology’s Leadership Foundry.

Ms. Merrick received a BA in political science from the University of California, Los Angeles, and has received a Certificate of Director Education from the National Association of Corporate Directors.

Ms. Merrick was selected as a director of the Company due to her knowledge of operating a business and her understanding of the small business area. With over 20 years of small business experience, Ms. Merrick also brings a unique perspective to the Board. She has overseen the successful growth and evolution of her own business and has been a board member of small and large businesses, charities and non-profits. She understands the challenges of leading both private and public companies through changing economic conditions and the principle that boards of directors must work together in a collegial and effective manner to provide appropriate guidance to management.

Gladstone Land Corporation (NASDAQ: LAND) is a real estate investment company that specializes in purchasing farms and farm-related properties and leasing them to farmers. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Land Corporation